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                                                                     EXHIBIT 5.1





                                November 21, 2000


George L. Chapman
President, Chairman and Chief Executive Officer
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio  43604

                Re: Registration Statement on Form S-8 for the Health Care REIT, Inc. 1995 Stock Incentive Plan

Sir or Madam:

                We have acted as counsel to Health Care REIT, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of an aggregate of 1,863,668 shares of the common stock of the Company, par value $1.00 per share (the "Shares"), issuable to eligible officers and employees of the Company upon the exercise of stock options or as restricted stock awards granted under the Company's 1995 Stock Incentive Plan (the "Plan").

                In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

                Based upon the foregoing, it is our opinion that the Shares issued and sold to eligible employees pursuant to valid exercises of stock options granted under the Plan, as well as the Shares issued as restricted stock awards in a manner consistent with the terms of the Plan will be legally and validly issued, fully paid and nonassessable.

                The undersigned hereby consents to the filing this opinion as
Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,


                                           /S/ SHUMAKER, LOOP & KENDRICK, LLP
                                           Shumaker, Loop & Kendrick, LLP